CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE
                     SERIES D CONVERTIBLE PREFERRED STOCK OF
                          CHARYS HOLDING COMPANY, INC.

Charys Holding Company, Inc., a corporation organized and existing under the laws of the State of Delaware (the "COMPANY"), hereby certifies that, pursuant to the authority vested in the Board of Directors of the Company (the "BOARD") by the Certificate of Incorporation of the Company, as amended (the "CERTIFICATE OF INCORPORATION"), the following resolution was adopted as of May 18, 2006 by the Board pursuant to the Section 151 of the Delaware General Corporation Law ("DGCL"):

     RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation, as amended, there shall be created a series of Preferred Stock, $0.001 par value, which series shall have the following designations and number thereof, powers, preferences, rights, qualifications, limitations and restrictions:

(1)     Designation and Number of Shares. There shall hereby be created and
        --------------------------------
established a series of Preferred Stock designated as "Series D Convertible Preferred Stock" (the "SERIES D PREFERRED STOCK"). The authorized number of shares of Series D Preferred stock shall be 1,300 shares; provided, that
                                                         ---------
whatever number of shares of Series D Preferred Stock is not issued and sold in the offering of Series D Preferred Stock being undertaken contemporaneously with the creation of the Series D Preferred Stock pursuant to the Securities Purchase, shall be cancelled, retired and eliminated by the Company from the shares of Series D Preferred Stock which the Company shall be authorized to issue. Any such shares of Series D Preferred Stock so cancelled, retired and eliminated shall have the status of authorized and unissued shares of preferred stock, issuable in undesignated series and may be redesignated and reissued in any series other than as Series D Preferred Stock provided that no such redesignated or reissued shares can be Senior Preferred unless authorized pursuant to Section 12 hereof.

(2)     Dividends and Special Payments. (a) The holders of the shares of Series
        ------------------------------
D Preferred Stock (each, a "HOLDER" and collectively, the "HOLDERS") shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, quarterly dividends ("DIVIDENDS") payable on the Stated Value (as defined below) of each share of Series D Preferred Stock at the Dividend Rate (as defined below). Dividends on the shares of Series D Preferred Stock shall commence accruing and be cumulative on the Initial Issuance Date and shall be computed on the basis of a 360-day year consisting of twelve 30-day months and shall be payable in arrears for each Calendar Quarter on the first day of the succeeding Calendar Quarter during the period beginning on the Initial Issuance Date and ending on, and including the Maturity Date (each, a "DIVIDEND DATE") with the first Dividend Date being August 1, 2006. Prior to the payment of Dividends on a Dividend Date, Dividends on the shares of Series D Preferred Stock shall accrue at the Dividend Rate. If a Dividend Date is not a Business Day (as defined below), then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date. Dividends shall be payable in cash. Notwithstanding the foregoing, if on a Dividend Date, the Company is not permitted under the DGCL (or under any agreement that would prohibit the payment of such Dividends provided such agreement was in existence as of the date hereof or entered into subsequent to the date hereof with the consent of the Required Holders) to pay such Dividends, the Company shall be permitted to delay payment of such Dividends until the earliest date on which the Company would be legally permitted to make such payment.

     (b) The Holders shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, monthly special payments of $416.67 ("SPECIAL PAYMENTS") for each share of Series D Preferred Stock. Special Payments on the shares of Series D Preferred Stock shall commence accruing on November 1, 2006 and shall be payable in arrears for each Calendar Month on the last day of the Calendar Month during the period beginning on November 1, 2006 and including the

Maturity Date (each, a "PAYMENT DATE") with the first Payment Date being November 30, 2006. Prior to the payment of the Special Payment on a Payment Date, Special Payments on the shares of Series D Preferred Stock shall accrue. If a Special Payment Date is not a Business Day (as defined below), then the Special Payment shall be due and payable on the Business Day immediately following such Special Payment Date. Special Payments shall be paid in cash. Notwithstanding the foregoing, if on a Special Payment Date, the Company is not permitted under the DGCL (or under any agreement that would prohibit the payment of such Special Payment provided such agreement was in existence as of the date hereof or entered into subsequent to the date hereof with the consent of the Required Holders) to pay such Special Payments, the Company shall be permitted to delay payment of such Special Payments until the earliest date on which the Company would be legally permitted to make such payment. Any conversions of the Series D Preferred Stock into Common Stock shall be credited against the Special Payments. As an example, if a Holder converted $400 of the Conversion Amount in March, then the payment on March 31st of the Special Payment shall be $16.67.
If a Holder converted $10 of the Conversion Amount in March, then the payment on March 31st of the Special Payment shall be $406.67. If the Holder converted $500 in March and $100 in April, then the payment of the Special Payment on April 30 shall be $233.34.

(3)     Conversion. Shares of Series D Preferred Stock shall be convertible into
        ----------
the Company's common shares, $0.001 par value per share (the "COMMON SHARES"), on the terms and conditions set forth in this Section 3.

     (a)     Certain Defined Terms. For purposes of this Certificate of
             ---------------------
Designations, the following terms shall have the following meanings:

          (i) "APPROVED SHARE PLAN" means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer, consultant or director for services provided to the Company.

          (ii)     "BLOOMBERG" means Bloomberg Financial Markets.

          (iii) "BUSINESS DAY" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

          (iv) "CALENDAR QUARTER" means each of the following periods: the period beginning on and including May 1 and ending on and including July 30; the period beginning on and including August 1 and ending on and including October 31; the period beginning on and including November 1 and ending on and including January 31; and the period beginning on and including February 1 and ending on and including April 30.

          (v) "CHANGE OF CONTROL" means any Fundamental Transaction other than (A) any reorganization, recapitalization or reclassification in which holders of the Company's voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or (C) a Fundamental Transaction that has been previously authorized by a written consent of the Required Holders prior to the consummation of such Fundamental Transaction.

           (vi) "CLOSING BID PRICE" and "CLOSING SALE PRICE" means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 5:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 3(d)(iii). All such determinations shall be appropriately adjusted for any share dividend, share split, share combination or other similar transaction during the applicable calculation period.

           (vii)    "CONVERSION AMOUNT" means the Stated Value.

           (viii) "CONVERSION PRICE" means, with respect to the shares of Series D Preferred Stock, as of any Conversion Date or other date of determination, $3.00, subject to adjustment as provided herein.

           (ix) "CONVERTIBLE SECURITIES" means any shares or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Shares.

           (x)      "DIVIDEND RATE" means eight percent (8%) per annum.

           (xii) "ELIGIBLE MARKET" means the Principal Market, NYSE, the Nasdaq National Market, The American Stock Exchange or The Nasdaq Capital Market.

          (xiii)    "ESCROW AGENT" means Gottbetter & Partners, LLP.

          (xiv) "EXCLUDED SECURITIES" means Common Shares issued or deemed to be issued by the Company or Options: (A) in connection with an Approved Share Plan or (B) upon issuance of the shares of Series D Preferred Stock or upon conversion of the shares of Series D Preferred Stock or upon exercise of the Warrants; (C) issued upon exercise of Options or Convertible Securities which are outstanding on the date immediately preceding the Subscription Date, provided that such issuance of Common Shares upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Subscription Date and the exercise, conversion or similar price and the number of shares underlying such Option or Convertible Security are not amended or changed after the date immediately proceeding the Subscription Date and the other material terms of such Options or Convertible Securities are not otherwise amended or changed after the date immediately preceding the Subscription Date; (D) issued in connection with any share split, share dividend, recapitalization or similar transaction by the Company for which adjustment is made pursuant to Section 3(f)(ii); and (E) designated for issuance in connection with transactions identified on Schedule 3(r) to the Securities Purchase Agreement.

          (xv) "FUNDAMENTAL TRANSACTION" means that (i) the Company shall, directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (C) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding Common Shares (not including any Common Shares held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (D) consummate a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding Common Shares (not including any Common Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such share purchase agreement or other business combination), or (E) reorganize, recapitalize or reclassify its Common Shares or (ii) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 50% of the issued and outstanding Common Stock or the aggregate ordinary voting power represented by issued and outstanding Common Stock.

          (xvi)     "INITIAL ISSUANCE DATE" means May 19, 2006.

          (xvii) LIQUIDATION EVENT" means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions.

          (xviii)    "MATURITY DATE" means, with respect to a Preferred Share,
     thirty (30) months after the Initial Issuance Date, unless extended pursuant to Section 3(d)(vii).

          (xix)     "NYSE" means The New York Stock Exchange, Inc.

          (xx) "OPTIONS" means any rights, warrants or options to subscribe for or purchase Common Shares or Convertible Securities.

          (xxi) "PARENT ENTITY" of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common shares or equivalent equity security are quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

          (xxii) "PERSON" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

          (xxiii)    "PRINCIPAL MARKET" means The National Association of
     Securities Dealers Inc.'s Over-The-Counter Bulletin Board.

          (xxiv) "REGISTRATION RIGHTS AGREEMENT" means that certain registration rights agreement by and among the Company and the initial Holders of the Series D Preferred Stock relating to the filing of a registration statement covering the resale of the Common Shares issuable upon conversion of the Series D Preferred Stock and exercise of the Warrants, as such agreement may be amended from time to time as provided in such agreement.

          (xxv) "REQUIRED HOLDERS" means the Holders of shares of Series D Preferred Stock representing at least a majority of the aggregate shares of Series D Preferred Stock then outstanding.

          (xxvi)     "SEC" means the Securities and Exchange Commission.

          (xxvii)     SECURITIES PURCHASE AGREEMENT" means that certain
     securities purchase agreement by and among the Company and the initial Holders, dated as of the Subscription Date, as such agreement further may be amended from time to time as provided in such agreement.

          (xxviii)   STATED VALUE" means $10,000 (as subject to adjustment in
     the case of any stock splits, stock combination or similar recapitalization affecting the Series D Preferred Stock).

          (xxix)    "SUBSCRIPTION DATE" means May 19, 2006.

          (xxx) "SUCCESSOR ENTITY" means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common shares or equivalent equity security are quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person's Parent Entity.

          (xxxi) "TRADING DAY" means any day on which the Common Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Shares, then on the principal securities exchange or securities market on which the Common Shares are then traded; provided that "Trading Day" shall not include any day on which the Common Shares are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Shares are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 5:00:00 p.m., New York Time).

          (xxxii)    "TRANSACTION DOCUMENTS" means the Securities Purchase
     Agreement, this Certificate of Designations, the Warrants, the Registration Rights Agreement and the Escrow Shares Escrow Agreement delivered in accordance with the Securities Purchase Agreement.

          (xxxiii)   "WARRANTS" means the warrants to purchase Common Shares
     issued by the Company pursuant to the Securities Purchase Agreement, and shall include all Warrants issued in exchange thereof or replacement thereof.

          (xxxiv)    "WEIGHTED AVERAGE PRICE" means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg through its "Volume at Price" function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the term "Weighted Average Price" shall be being substituted for the term "Closing Bid Price." All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.

     (b)     Holder's Conversion Right. Subject to the provisions of Section 6
             -------------------------
and Section 14, at any time or times on or after the Initial Issuance Date, any Holder shall be entitled to convert any whole number of shares of Series D Preferred Stock into fully paid and nonassessable Common Shares in accordance with Section 3(d) at the Conversion Rate (as defined below).

     (c)     Conversion Rate. The number of Common Shares issuable upon
             ---------------
conversion of each shares of Series D Preferred Stock pursuant to Section 3(b) shall be determined according to the following formula (the "CONVERSION RATE"):


                                Conversion Amount
                                -----------------
                                Conversion Price

             No fractional shares of Common Stock are to be issued upon the conversion of any shares of Series D Preferred Stock, but rather the number of shares of Common Stock to be issued shall be rounded to the nearest whole number.


     (d)     Mechanics of Conversion. The conversion of shares of Series D
             -----------------------
Preferred Stock shall be conducted in the following manner:

          (i)     Holder's Delivery Requirements. To convert shares of Series D
                  ------------------------------
     Preferred Stock into Common Shares on any date (the "CONVERSION DATE"), the Holder shall transmit by facsimile or email (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York City Time, at least one Business Day prior to such Conversion Date, a copy of a properly completed notice of conversion executed by the registered Holder of the shares of Series D Preferred Stock subject to such conversion in the form attached hereto as
     Exhibit I (the "CONVERSION NOTICE") to the Company and the Escrow Agent.
     ---------

          (ii)     Escrow Agent's Response. On or before the first (1st)
                   -----------------------
     Business Day following the date of receipt by the Escrow Agent of such Conversion Notice (the "SHARE DELIVERY DATE"), and provided the Company shall not have objected as provided for in subsection (iii) below, the Escrow Agent shall issue and deliver to the address as specified in the Conversion Notice, certificates for the number of Escrow Shares to which the Holder shall be entitled.

          (iii)     Dispute Resolution. The Company shall have one (1) Business
                    ------------------
     Day from transmission of the Conversion Notice by the Holder to object to the calculation of the Conversion Rate. If the Company fails to object to the calculation of the number of Escrow Shares to be released or otherwise with respect to the Conversion Notice, within said time, then the Company shall be deemed to have waived any objections to said calculation and the

     Conversion Notice. In the case of a dispute, the Company shall instruct the Escrow Agent to transfer to the Holder the number of Common Shares that is not disputed, if any, and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder and Escrow Agent via facsimile within one (1) Business Day of receipt of such Holder's Conversion Notice or other date of determination. If such Holder and the Company are unable to agree on the arithmetic calculation of the Conversion Rate within one (1) Business Day of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall promptly submit via facsimile (A) the disputed determination of the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the Required Holders or (B) the disputed arithmetic calculation of the Conversion Rate to the Company's independent, outside accountant. The Company shall cause, at the Company's expense, the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holders of the results no later than one (1) Business Day from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

          (iv)     Record Holder. The Person or Persons entitled to receive the
                   -------------
     Common Shares issuable upon a conversion of shares of Series D Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Shares on the Conversion Date.

          (v)     Mandatory Redemption at Maturity. If any shares of Series D
                  --------------------------------
     Preferred Stock remain outstanding on the Maturity Date, the Company shall redeem such shares of Series D Preferred Stock in cash in an amount equal to the outstanding Conversion Amount for such shares of Series D Preferred Stock plus any accrued but unpaid Dividends less any Special Payments declared and paid on such shares outstanding (the "MATURITY DATE REDEMPTION PRICE"). The Company shall pay the Maturity Date Redemption Price on the Maturity Date by wire transfer of immediately available funds to an account designated in writing by such Holder. If the Company fails to redeem all of the shares of Series D Preferred Stock outstanding on the Maturity Date by payment of the Maturity Date Redemption Price for each such share, then in addition to any remedy such Holder may have under any Transaction Document,
     (I) the applicable Maturity Date Redemption Price payable in respect of such unredeemed shares of Series D Preferred Stock shall bear interest at the rate of 3.0% per month, prorated for partial months, until paid in full, and (II) any Holder shall have the option to require the Company to convert any or all of such Holder's shares of Series D Preferred Stock and for which the Maturity Date Redemption Price (together with any interest thereon) has not been paid into (on a per preferred share basis) shares of Common Stock equal to the number which results from dividing the Maturity Date Redemption Price (together with any interest thereon) by the Conversion Price. If the Company has failed to pay the Maturity Date Redemption Price in a timely manner as described above, then the Maturity Date shall be automatically extended for any shares of Series D Preferred Stock until the date the Holders receive such shares of Common Stock or Maturity Date Redemption Price. All redemptions shall be made on a pro-rata basis to all holders of outstanding shares of Series D Preferred Stock.

          (vi)     Book-Entry. Notwithstanding anything to the contrary set
                   ----------
     forth herein, upon conversion of shares of Series D Preferred Stock in accordance with the terms hereof, any Holder thereof shall not be required to physically surrender the certificate representing the shares of Series D Preferred Stock to the Company unless (A) the full or remaining number of shares of Series D Preferred Stock represented by the certificate are being converted or (B) such Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of shares of Series D Preferred Stock upon physical surrender of any shares of Series D Preferred Stock. The Holders and the Company shall maintain records showing the number of shares of Series D Preferred Stock so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holders and the Company, so as not to require physical surrender of the certificate representing the shares of Series D Preferred Stock upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of shares of Series D Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if shares of Series D Preferred Stock represented by a certificate are converted as aforesaid, a Holder may not transfer the certificate representing the shares of Series D Preferred Stock unless such Holder first physically surrenders the certificate representing the shares of Series D Preferred Stock to the Company, whereupon the Company will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of shares of Series D Preferred Stock represented by such certificate. A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any shares of Series D Preferred Stock, the number of shares of Series D Preferred Stock represented by such certificate may be less than the number of shares of Series D Preferred Stock stated on the face thereof. Each certificate for shares of Series D Preferred Stock shall bear the following legend:

     ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY'S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO
     SECTION 3(d)(vi) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

     (e)     Taxes. The Company shall pay any and all documentary, stamp,
             -----
transfer (but only in respect of the registered holder thereof) and other similar taxes that may be payable with respect to the issuance and delivery of Common Shares upon the conversion of shares of Series D Preferred Stock.

     (f)     Adjustments to Conversion Price. The Conversion Price will be
             -------------------------------
subject to adjustment from time to time as provided in this Section 3(f).

          (i)     Adjustment of Conversion Price upon Issuance of Common Shares.
                  -------------------------------------------------------------
     If and whenever on or after the Subscription Date, the Company issues or sells, or in accordance with this Section 3(f) is deemed to have issued or sold, any Common Shares (including the issuance or sale of Common Shares owned or held by or for the account of the Company but excluding Excluded Securities) for a consideration per share (the "NEW ISSUANCE PRICE") less than a price (the "APPLICABLE PRICE") equal to the Conversion Price in effect immediately prior to such time (a "DILUTIVE ISSUANCE"), then immediately after such issue or sale, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For purposes of determining the adjusted Conversion Price under this Section 3(f)(i), the following shall be applicable:

               (A) Issuance of Options. If the Company in any manner grants or
                   -------------------
          sells any Options (other than Options which are Excluded Securities) and the lowest price per share for which one Common Share is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such Common Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 3(f)(i)(A), the "lowest price per share for which one Common Share is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Common Share upon granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Shares or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Shares upon conversion, exchange or exercise of such Convertible Securities.

               (B) Issuance of Convertible Securities. If the Company in any
                   ----------------------------------
          manner issues or sells any Convertible Securities (other than Convertible Securities which are Excluded Securities) and the lowest price per share for which one Common Share is issuable upon such conversion, exchange or exercise thereof is less than the Applicable Price, then such Common Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 3(f)(i)(B), the "lowest price per share for which one Common Share is issuable upon such conversion, exchange or exercise" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Common Share upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Shares upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this
          Section 3(f)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

               (C) Change in Option Price or Rate of Conversion. If the purchase
                   --------------------------------------------
          or exercise price provided for in any Options (other than Options which are Excluded Securities), the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Shares changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 3(f)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the shares of Series D Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

               (D) Calculation of Consideration Received. In case any Option
                   -------------------------------------
          (other than

          Options which are Excluded Securities) is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.001. If any Common Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company therefor. If any Common Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company will be the arithmetic average of the Closing Sale Prices of such securities during the ten (10) consecutive Trading Days ending on the date of receipt of such securities. The fair value of any consideration other than cash or marketable securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "VALUATION EVENT"), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by the Company and the Required Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

               (E) Record Date. If the Company takes a record of the holders of
                   -----------
          Common Shares for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Shares, Options or Convertible Securities or (II) to subscribe for or purchase Common Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

          (ii)     Adjustment of Conversion Price upon Subdivision or
                   --------------------------------------------------
     Combination of Common Shares. If the Company at any time after the
     ----------------------------
     Subscription Date subdivides (by any share split, share dividend, recapitalization or otherwise) its outstanding Common Shares into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse share split or otherwise) its outstanding Common Shares into a smaller number of shares and the Conversion Price in effect immediately prior to such combination will be proportionately increased.

          (iii)     Other Events. If any event occurs of the type contemplated
                    ------------
     by the provisions of this Section 3(f) but not expressly provided for by such provisions (including, without limitation, the granting of share appreciation rights, phantom share rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 3(f).

          (iv)     Notices.
                   -------

               (A) Immediately upon any adjustment of the Conversion Price pursuant to this Section 3(f), the Company will give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 3(d)(iii).

               (B) The Company will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Shares, (II) with respect to any pro rata subscription offer to holders of Common Shares or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

               (C) The Company will also give written notice to each Holder no later than (i) ten (10) Business Days prior to the date on which any Fundamental Transaction or Liquidation Event will take place and (ii) the date upon which such Fundamental Transaction or Liquidation Event is announced to the public; provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(4)  Redemption at Option of Holders.
     --------------------------------

     (a)     Triggering Event. A "TRIGGERING EVENT" shall be deemed to have
             ----------------
occurred at such time as any of the following events:

          (i) the failure of the applicable Registration Statement to be declared effective by the SEC on or prior to the date that is one hundred twenty (120) days after the applicable Scheduled Effective Deadline (as defined in the Registration Rights Agreement);

          (ii) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Holder for sale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) days in any 365-day period;

          (iii) the suspension from trading or failure of the Common Shares to be listed on an Eligible Market for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

          (iv) the Company's failure to pay to the Holder any amounts when and as due pursuant to this Certificate of Designations or any other Transaction Document (as defined in the Securities Purchase Agreement);

          (v)     the entry by a court having jurisdiction in the premises of
     (i) a decree or order for relief in respect of the Company or any Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or
     (ii) a decree or order adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable Federal or State law or
     (iii) appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

          (vi) the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Subsidiary in furtherance of any such action;

          (vii) the Company breaches any material representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach or a covenant which is curable, only if the Holder gives five (5) Business Days prior notice of such breach and it remains uncured for a period of at least five (5) Business Days;

          (viii) If by July 15, 2006, the Company fails to consummate the acquisition of Crochet & Borel Services, Inc. by the Company; or

          (ix) (A) the indictment or conviction of any of the named executive officers (as defined in Item 402(a)(3) of Regulation S-K) or any of the directors of the Company of a violation of federal or state securities laws or (B) the settlement in an amount over $1,000,000 by any such officer or director of an action relating to such officer's violation of federal or state securities laws, breach of fiduciary duties or self-dealing.

     (b)     Redemption Option Upon Triggering Event. In addition to all other
             ---------------------------------------
rights of the Holders contained herein, after a Triggering Event, each Holder shall have the right, at such Holder's option, to require the Company to redeem all or a portion of such Holder's shares of Series D Preferred Stock at a price per Preferred Share equal to the greater of 115% of (x) the Conversion Amount less any Special Payments declared and paid and (y) the product of (A) the Conversion Rate in effect at such time as such Holder delivers a Notice of Redemption at Option of Holder (as defined below) and (B) the Closing Sale Price of the Common Shares on the Trading Day immediately preceding such Triggering Event, in the case of each of clauses (x) and (y) above, plus any accrued but unpaid Dividends per Preferred Share (the "REDEMPTION PRICE").

     (c)     Mechanics of Redemption at Option of Buyer. Within two (2) Business
             ------------------------------------------
Days after the occurrence of a qualifying Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("NOTICE OF TRIGGERING EVENT") to each Holder. At any time after the earlier of a Holder's receipt of a Notice of Triggering Event and such Holder becoming aware of a Triggering Event, any Holder of shares of Series D Preferred Stock then outstanding may require the Company to redeem up to all of such Holder's shares of Series D Preferred Stock by delivering written notice thereof via facsimile and overnight courier ("NOTICE OF REDEMPTION AT OPTION OF HOLDER") to the Company, which Notice of Redemption at Option of Holder shall indicate the number of shares of Series

D Preferred Stock that such Holder is electing to redeem and a description of the facts relating to the Triggering Event pursuant to which the Holder is electing to redeem the shares of Series D Preferred Stock.

     (d)     Payment of Redemption Price. Upon the Company's receipt of a
             ---------------------------
Notice(s) of Redemption at Option of Holder from any Holder, the Company shall promptly notify each Holder by facsimile of the Company's receipt of such notice(s). The Company shall deliver on the fifth (5th) Business Day after the Company's receipt of the first Notice of Redemption at Option of Holder the applicable Redemption Price to all Holders that deliver a Notice of Redemption at Option of Holder prior to the fifth (5th) Business Day after the Company's receipt of the first Notice of Redemption at Option of Holder; provided that, if required by Section 3(d)(vi), a Holder's Certificates for the Series D Preferred Stock shall have been delivered to the Transfer Agent. To the extent redemptions required by this Section 4 are deemed or determined by a court of competent jurisdiction to be prepayments of the shares of Series D Preferred Stock by the Company, such redemptions shall be deemed to be voluntary prepayments. If the Company is unable to redeem all of the shares of Series D Preferred Stock submitted for redemption, the Company shall (i) redeem a pro rata amount from each Holder based on the number of shares of Series D Preferred Stock submitted for redemption by such Holder relative to the total number of shares of Series D Preferred Stock submitted for redemption by all Holders and (ii) in addition to any remedy such Holder may have under this Certificate of Designation and the Securities Purchase Agreement, pay to each Holder interest at the rate of 3.0% per month (prorated for partial months) in respect of each unredeemed shares of Series D Preferred Stock tendered for redemption until paid in full. The Holders and Company agree that in the event of the Company's inability to redeem any shares of Series D Preferred Stock tendered for redemption under this Section 4, the Holders' damages resulting therefrom would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holders. Accordingly, any redemption premium due under this
Section 4 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holders' actual loss of its investment opportunity and not as a penalty.

     (e)     Void Redemption. In the event that the Company does not pay the
             ---------------
Redemption Price within the time period set forth in Section 4(d), at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a Holder shall have the option to, in lieu of redemption, require the Company to promptly return to such Holder any or all of the shares of Series D Preferred Stock that were submitted for redemption by such Holder under this
Section 4 and for which the applicable Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the "VOID OPTIONAL REDEMPTION NOTICE"). Upon the Company's receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Holder shall be null and void with respect to those shares of Series D Preferred Stock subject to the Void Optional Redemption Notice, (ii) the Company shall immediately return any shares of Series D Preferred Stock subject to the Void Optional Redemption Notice, and (iii) the Conversion Price of such returned shares of Series D Preferred Stock shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company and (B) the lowest Weighted Average Price of the Common Shares during the period beginning on the date on which the Notice of Redemption at Option of Holder is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company.

     (f)     Disputes; Miscellaneous. In the event of a dispute as to the
             -----------------------
determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 3(d)(iii) above with the term "Redemption Price" being substituted for the term "Conversion Rate". A Holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Section 4 of less than all of the shares of Series D Preferred Stock represented by a particular Certificate, the Company shall promptly cause to be issued and delivered to the Holder of such shares of Series D Preferred Stock a Certificate representing the remaining shares of Series D Preferred Stock which have not been redeemed, if necessary.

(5)  Other Rights of Holders.
     ------------------------

     (a)     Approval. The Company shall not enter into or be party to a
             --------
Fundamental Transaction unless the Required Holders, which must include Castlerigg Master Investments Ltd. so long as it is the beneficial owner of the Preferred Stock, shall have consented thereto.

     (b)     Purchase Rights. If at any time the Company grants, issues or sells
             ---------------
any Options, Convertible Securities or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Common Shares (the "PURCHASE RIGHTS"), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of Common Shares acquirable upon complete conversion of the shares of Series D Preferred Stock (without taking into account any limitations or restrictions on the convertibility of the shares of Series D Preferred Stock) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the grant, issue or sale of such Purchase Rights.

     (c)     Limitations on Senior Management Securities.  The Company shall not
             -------------------------------------------
permit any of its senior management to sell or transfer, directly or indirectly, any Common Stock, Option, Convertible Security or any other instrument convertible into or exercisable or exchangeable for Common Stock, or to convert or exercise any such convertible or exercisable instrument (except as may be issued pursuant to the terms of an Approved Share Plan) beneficially owned by such Person, unless (i) the Required Holders shall have executed a written consent to such sale, transfer or exercise or (ii) the Weighted Average Price of the Common Stock shall have equaled or exceeded 175% of the initial Conversion Price (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the Subscription Date) for each of the sixty (60) consecutive Trading Days' (the "LIMITATION MEASURING PERIOD") prior to the date of such sale, transfer or exercise (the "SENIOR MANAGEMENT LIMITATION"). Notwithstanding anything stated herein to the contrary, the Securities may be pledged by Senior Management in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Securities (or resulting foreclosure on such Securities by such lender) shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and Senior Management shall not be required to provide the Holder with any notice thereof or otherwise make any delivery to the Holder pursuant to this Agreement or any other Transaction Document.

(6)     Limitation on Beneficial Ownership. The Company shall not effect and
        ----------------------------------
shall have no obligation to effect any conversion of shares of Series D Preferred Stock, and no Holder shall have the right to convert any shares of Series D Preferred Stock, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person's affiliates) would have acquired, through conversion of shares of Series D Preferred Stock or otherwise, beneficial ownership of a number of Common Shares that exceeds 4.99% ("MAXIMUM PERCENTAGE") of the number of Common Shares outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of Common Shares beneficially owned by a Person and its affiliates shall include the number of Common Shares issuable upon conversion of the shares of Series D Preferred Stock that are subject to a pending conversion notice for which the determination of whether the Maximum Percentage had been exceeded is being determined, but shall exclude the number of Common Shares which would be issuable upon (A) conversion of any remaining, nonconverted shares of Series D Preferred Stock beneficially owned by such Person or any of its affiliates not subject to a pending conversion notice and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) beneficially owned by such Person or any of its affiliates that are similarly subject to a limitation on conversion or exercise analogous to the limitation contained in this Section
6. Except as set forth in the preceding sentence, for purposes of this Section 6, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 6, in determining the number of outstanding Common Shares, a Holder may rely on the number of outstanding Common Shares as reflected in (1) the Company's most recent Form 8-K, Form 10-Q, Form 10-QSB, Form 10-K or Form 10-KSB as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or its Transfer Agent setting forth the number of Common Shares outstanding. Upon the written request of any Holder, the Company shall promptly, but in no event later than one (1) Business Day following the receipt of such notice, confirm orally and in writing to any such Holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to all conversions of shares of Series D Preferred Stock by such Holder and its affiliates that had occurred since the date as of which such number of outstanding Common Shares was reported. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage specified in such notice; provided that (i) any such increase will not be effective until the sixty-first
(61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other Holder.

(7)  Authorized Shares.
     ------------------

     (a)     Reservation. The Company shall have sufficient authorized and
             -----------
unissued Common Shares for each of the share of Series D Preferred Stock equal to the sum of (i) the maximum number of Common Shares necessary to effect the conversion at the Conversion Rate with respect to the Conversion Amount of each share of Series D Preferred Stock as of the Initial Issuance Date and (ii) the maximum number of Common Shares necessary to effect the exercise of all of the Warrants. So long as any of the shares of Series D Preferred Stock are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Shares, solely for the purpose of effecting the conversion of the shares of Series D Preferred Stock, the number of Common Shares as shall from time to time be necessary to effect the conversion of all of the shares of Series D Preferred Stock then outstanding; provided, that at no time shall the number of Common Shares so
             ---------
available be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the "REQUIRED AMOUNT"). The initial number of shares of Common Shares reserved for conversions of the shares of Series D Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of shares of Series D Preferred Stock held by each Holder at the time of issuance of the shares of Series D Preferred Stock or increase in the number of reserved shares, as the case may be (the "AUTHORIZED SHARE ALLOCATION"). In the event a Holder shall sell or otherwise transfer any of such Holder's shares of Series D Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved Common Shares reserved for such transferor. Any Common Shares reserved and allocated to any Person which ceases to hold any shares of Series D Preferred Stock shall be allocated to the remaining Holders of shares of Series D Preferred Stock, pro rata based on the number of shares of Series D Preferred Stock then held by such Holders.

     (b)     Insufficient Authorized Shares. If at any time while any of the
             ------------------------------
shares of Series D Preferred Stock remain outstanding the Company does not have a sufficient number of authorized and unissued Common Shares to satisfy its obligation to have available for issuance upon conversion of the shares of Series D Preferred Stock at least a number of Common Shares equal to the Required Amount (an "AUTHORIZED SHARE FAILURE"), then the Company shall as promptly as practicable take all action necessary to increase the Company's authorized Common Shares to an amount sufficient to allow the Company to have available the Required Amount for the shares of Series D Preferred Stock then outstanding.

     (c)     Escrow Shares. The Company shall place 8,666,666 Common Shares into
             -------------
escrow (the "ESCROW SHARES") with the Escrow Agent. At any time the Conversion Rate of the Series D Preferred Stock is such that the number of Escrow Shares is less than the number of Common Shares that would be needed to satisfy full conversion of the Series D Preferred Stock then outstanding, given the then current Conversion Rate (the "FULL CONVERSION SHARES"), upon five (5) Business Days written notice of such circumstance to the Company by the Holder and the Escrow Agent, the Company shall issue additional share certificates in the name of the Holders in denominations specified by the Buyer, and deliver same to the Escrow Agent, such that the new number of Escrow Shares with respect to the Series D Preferred Stock is equal to the Full Conversion Shares.

(8)     Voting Rights. Holders of shares of Series D Preferred Stock shall have
        --------------
no voting rights, except as required by law, including but not limited to the DGCL, and as expressly provided in this Certificate of Designations.

(9)     Change of Control Redemption Right. No sooner than fifteen (15) days nor
        ----------------------------------
later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holders (a "CHANGE OF CONTROL NOTICE"); provided, that with respect to a
                                        --------
Fundamental Transaction whereby the Company shall consolidate or merge with or into another Person whereby the Company is the surviving entity and in which holders of the Company's voting power immediately prior to such consolidation or merger continue after such consolidation or merger to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, then, notwithstanding the foregoing, the Change of Control Notice shall not be required to be delivered prior to the public announcement of such Change of Control. At any time during the period (the "CHANGE OF CONTROL PERIOD") beginning after a Holder's receipt of a Change of Control Notice and ending on the date that is twenty (20) Trading Days after the consummation of such Change of Control, such Holder may require the Company to redeem all or any portion of such Holder's shares of Series D Preferred Stock by delivering written notice thereof ("CHANGE OF CONTROL REDEMPTION NOTICE") to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. Any shares of Series D Preferred Stock subject to redemption pursuant to this Section 9 shall be redeemed by the Company in cash at a price equal to 110% of the greater of (i) the product of (x) the sum of the Conversion Amount being redeemed together with any accrued but unpaid Dividends and Special Payments per Preferred Share and (y) the quotient determined by dividing (A) the greater of (I) the Closing Sale Price of the Common Shares immediately following the public announcement of such proposed Change of Control, (II) the Closing Sale Price of the Common Shares immediately prior to the announcement of such proposed Change of Control and (III) the Closing Sale Price immediately prior to the consummation of such proposed Change of Control by (B) the Conversion Price and (ii) the sum of the Conversion Amount being redeemed together with any accrued but unpaid Dividends and Special Payments per Preferred Share (the "CHANGE OF CONTROL REDEMPTION PRICE"). The Company shall make payment of the Change of Control Redemption Price concurrently with the consummation of such Change of Control if such a Change of Control Redemption Notice is received prior to the consummation of such Change of Control and within five (5) Trading Days after the Company's receipt of such notice otherwise (the "CHANGE OF CONTROL REDEMPTION DATE"). To the extent redemptions required by this Section 9 are deemed or determined by a court of competent jurisdiction to be prepayments of the shares of Series D Preferred Stock by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 9, until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 9 may be converted, in whole or in part, by the Holder into Common Shares, or in the event the Conversion Date is after the consummation of the Change of Control, shares or equity interests of the Successor Entity substantially equivalent to the Company's Common Shares. The parties hereto agree that in the event of a Change of Control and the Company's redemption of any portion of the Series D Preferred Stock under this Section 9 as a result thereof, the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 9 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty. In the event that the Company does not pay the Change of Control Redemption Price on the Change of Control Redemption Date, then the Holder shall have the right to void the redemption using the same procedures set forth in Section 4(e) but substituting the term "Change of Control Redemption Price" for "Redemption Price" and substituting the term "Change of Control Redemption Notice" for "Notice of Redemption at Option of Holder".

(10)     Liquidation, Dissolution, Winding-Up. In the event of a Liquidation
         -------------------------------------
Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its shareholders (the "LIQUIDATION FUNDS"), before any amount shall be paid to the holders of any of the capital shares of the Company of any class junior in rank to the shares of Series D Preferred Stock in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per shares of Series D Preferred Stock equal to 120% of the Conversion Amount plus the amount of any accrued but unpaid Dividends and Special Payments per shares of Series D Preferred Stock; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred shares of the Company that are of equal rank with the shares of Series D Preferred Stock as to payments of Liquidation Funds (the "PARI PASSU SHARES"), then each Holder and holder of Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and holders of Pari Passu Shares, as the case may be, as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of shares of Series D Preferred Stock and Pari Passu Shares. To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of other classes or series of preferred shares of the Company junior in rank to the shares of Series D Preferred Stock in connection with a Liquidation Event as to which this Section applies. The purchase or redemption by the Company of shares of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.

(11)     Preferred Rank. All Common Shares shall be of junior rank to all shares
         ---------------
of Series D Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the Common Shares shall be subject to the preferences and relative rights of the shares of Series D Preferred Stock. Without the prior express written consent of the Required Holders, the Company shall not hereafter authorize or issue additional or other capital shares that are of senior or pari-passu rank to the shares of Series D Preferred Stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively "SENIOR PREFERRED") The Company shall be permitted to issue preferred shares that are junior in rank to the shares of Series D Preferred Stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company, provided, that the maturity date (or
                                           --------
any other date requiring redemption, repayment or any other payment, including without limitation, dividends, in respect of any such preferred shares) of any such junior preferred shares is not on or before 91 days after the Maturity Date. In the event of the merger or consolidation of the Company with or into another corporation, the shares of Series D Preferred Stock shall maintain their relative powers, designations and preferences provided for herein (except that the shares of Series D Preferred Stock may be pari passu with, but not junior to, any capital shares of the successor entity) and no merger shall result inconsistent therewith. The Series D Preferred Stock shall be junior to, and shall be subject to the preferences and relative rights of holders of the Company's Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock as to distributions and payments upon the liquidation, dissolution and winding up of the Company.

(12)     Vote to Change the Terms of or IssueSeries D Preferred Stock. In
         ------------------------------------------------------------
addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, the Company shall not: (u) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws, or file any certificate of designations or articles of amendment of any series of preferred shares, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series D Preferred Stock, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (v) increase or decrease (other than by conversion) the authorized number of the Series D Preferred Stock; (w) create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Series D Preferred Stock with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company; (x) purchase, repurchase or redeem any Common Shares (other than pursuant to equity incentive agreements with employees giving the Company the right to repurchase shares upon the termination of services); (y) pay dividends or make any other distribution on the Common Shares; or (z) whether or not prohibited by the terms of the Series D Preferred Stock, circumvent a right of the Series D Preferred Stock.

(13)     Lost or Stolen Certificates. Upon receipt by the Company of evidence
         ----------------------------
reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Certificates representing the shares of Series D Preferred Stock, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Certificate(s), the Company shall execute and deliver new Certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Certificates if the Holder contemporaneously requests the Company to convert such shares of Series D Preferred Stock into Common Shares.

(14)     Remedies, Characterizations, Other Obligations, Breaches and Injunctive
         -----------------------------------------------------------------------
Relief. The remedies provided in this Certificate of Designations shall be
-------
cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(15)     Failure or Indulgence Not Waiver. No failure or delay on the part of a
         --------------------------------
Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(16)     Notice. Whenever notice is required to be given under this Certificate
         -------
of Designations, unless otherwise provided herein, such notice must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

        If to the Company:

                                        Charys Holding Company, Inc.
                                        1117 Perimeter Center West, Suite N415
                                        Atlanta, GA 30338
                                        Attention:     Billy Ray, Jr.
                                        Telephone:     678-443-2300
                                        Facsimile:     678-443-2320

        If to the Transfer Agent:

                                        Fidelity Transfer Company
                                        1800 S. West Temple, Suite 301
                                        Salt Lake City, Utah 84115
                                        Attention:     Heidi Sadowski
                                        Telephone:     801-484-7222
                                        Facsimile:     801-466-4122

If to a holder of Securities, to its address and facsimile number set forth in the records of the Company, with a copy (for informational purposes only) to:

                                        Gottbetter & Partners, LLP
                                        488 Madison Avenue
                                        12th Floor
                                        New York, New York  10022
                                        Telephone:     (212) 400-6900
                                        Facsimile:     (212) 400-6901
                                        Attention:     Jason M. Rimland, Esq.

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(17)     Transfer ofSeries D Preferred Stock. A Holder may assign some or all of
         -----------------------------------
the shares of Series D Preferred Stock and the accompanying rights hereunder held by such Holder without the consent of the Company; provided that such assignment is in compliance with applicable securities laws.

(18)     Series D Preferred Stock Register. The Company shall maintain at its
         ---------------------------------
principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Series D Preferred Stock, in which the Company shall record the name, address and facsimile number of the persons in whose name the shares of Series D Preferred Stock have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Series D Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(19)     Dispute Resolution. In the case of a dispute regarding any of the
         ------------------
provisions hereof, the Company shall submit such dispute via facsimile within two Business Days of receipt of the notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such dispute within three Business Days of such dispute being submitted to the Holder, then the Company shall, within two Business Days thereafter submit via facsimile such dispute to an independent, reputable investment bank selected by the Company and approved by the Holder or to the Company's independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, and notify the Company and the Holder of the results no later than ten Business Days from the time it receives the dispute. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(20)     Disclosure. Upon receipt or delivery by the Company of any notice in
         ----------
accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

          IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Company, has executed this Certificate of Designations this day of May, 2006.

                                        CHARYS HOLDING COMPANY, INC.


                                        By:
                                            -------------------------------
                                            Name:
                                            Title:

                                    EXHIBIT I
                                    ---------

                 CHARYS HOLDING COMPANY, INC. CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series D Convertible Preferred Stock of Charys Holding Company, Inc. (the "CERTIFICATE OF DESIGNATIONS"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series D Convertible Preferred Stock, par value $0.001 per share (the "SERIES D PREFERRED STOCK"), of Charys Holding Company, Inc., a Delaware corporation (the "COMPANY"), indicated below into Common Shares, par value $0.001 per share (the "COMMON SHARES"), of the Company, as of the date specified below.

     Date of Conversion:

     Number of shares of Series D Preferred Stock to be converted:

     Share certificate no(s). of Series D Preferred Stock to be converted:

     Tax ID Number (If applicable):

     Applicable Conversion Price:

     Number of Common Shares to be issued:

     Authorization:

     By:
        ------------------------------

     Name:
          ----------------------------

     Title:
           ---------------------------

     Dated:

     Account Number (if electronic book entry transfer):

     Transaction Code Number (if electronic book entry transfer):